EXHIBIT 99.2

Q3 2018

Good morning. I'm Dan O'Brien, CEO of Flexible Solutions.

Safe Harbor provision:

The Private Securities Litigation Reform Act of 1995 provides a "Safe Harbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statements with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.

Welcome to the FSI conference call for third quarter 2018.

Before focusing on our financials, I'd like to speak about our product lines and what we think might occur over the next several quarters.

Insurance compensation from the fire has been received in full. There will be no further payments, but the accounting and tax effects of the payments will continue to distort and complicate our financials for several more quarters. The property where the fire took place has been listed and will be sold when a reasonable offer is received.

Our NanoChem division, NCS, represents nearly all of the revenue of FSI. This division makes thermal poly-aspartic acid, called TPA for short, a biodegradable polymer with many valuable uses. NCS also manufactures SUN 27(TM) and N Savr 30(TM) which are used to reduce nitrogen fertilizer loss from soil.

TPA is used in agriculture to significantly increase crop yield. The method of action is by slowing crystal growth between fertilizer ions and other ions in the soil resulting in fertilizer remaining available longer for the plants to use. The attraction between the TPA and the fertilizer ions also retains the nutrients closer to the plant roots. Keeping fertilizer more easily available for crops to use, results in better yield with the same level of fertilization. TPA in agriculture has a strong economic value for all links in the sales to end user chain. There are good profits from manufacturer through the distribution system to the grower, yet the grower still earns a great profit from the extra crops produced using the same land but no extra fertilizer. A summer 2018 trial on strawberries done by the University of California at Davis resulted in a 15% increase in berries along with increased quality. The use of $40 worth of TPA yielded several hundred dollars in additional revenue per acre.

TPA is also a biodegradable way of treating oilfield water to prevent pipes from plugging with mineral scale. Our sales into this market are well established and normally grow steadily but slowly. A simple explanation of TPA's effect is that it prevents the scaling out of minerals that are part of the water fraction of oil as it exits the rock formation. Scale must be prevented to keep the oil recovery pipes from clogging. SUN 27(TM) and N Savr 30(TM) are our nitrogen conservation products. Nitrogen is a critical fertilizer but it is subject to loss through bacterial breakdown, evaporation and soil runoff. Both our nitrogen products are becoming well respected and sales continue to grow. They utilize much more environmentally friendly solvents than some of the competing products.

SUN 27(TM) is used to conserve nitrogen from attack by soil bacterial enzymes while N Savr 30(TM) is directed toward nitrogen loss through leaching and evaporation. Each of our nitrogen products are equal to, or better than, the competing products.

Watersavr(TM): Winter is starting in most of the areas we are trying to sell into. News regarding Watersavr(TM) is unlikely until February 2019 at the earliest.

Delivered water costs now exceed $1000 per acre foot in many California cities while the total cost of saving an acre foot using WaterSavr(TM) is less than $200. WaterSavr(TM) can reduce annual losses from reservoirs by up to 2 feet per treated acre. A municipality, that pays $1200 - $2400 per acre foot for water and does not use WaterSavr(TM) is wasting significant tax revenue - about $12 million a year for San Diego - regardless of the drought conditions in any particular year.

Q4 and the start of 2019

TPA, SUN 27(TM) and N Savr 30(TM) for agricultural use that have peak uptake in Q1 and Q2 were strong as reported. Q3 was weaker because the crops had received most of their 2018 nutrition. We anticipate that Q4 agriculture product sales should strengthen to service early buy and winter crop programs. Q1 and Q2 in 2019 should show good improvements from the year earlier periods.

Oil, gas and industrial sales of TPA were not as strong in Q3 2018 as they were in the same period of 2017. We are working to change this and expect to see improvement by 4th quarter of this year. The recovery of sales to this market vertical is expected to continue into 2019.

Effect of the acquisition announced this morning: This will add at least $1.3 million in consolidated revenue to FSI for Q4 2018 and contribute to EBITDA immediately. In 2019, we hope that ENP will provide more than $7.5 million in new revenue and significant positive cash flow.

Full year 2018 revenue will increase compared to 2017, even with the need to replace the shortfall from the first 6 months of the year. We also expect that profits and operating cash flow will increase provided that the cost of raw materials and our product mix remain relatively stable in Q4. The accounting effects of the fire will distort the numbers unpredictably until Q2 2019 and our regular warning applies - that we can't control customer behavior, shipping dates, weather, crop pricing, oil platform maintenance and the other variables of our business, so quarterly results will be unlikely to form a straight line on a graph.

Tariffs: Since Sept 30th, all raw materials imported from China have a 10% additional tariff. US customers are receiving price increases from us as we begin to use the new inventory. Because there is a significant probability of the tariffs on Chinese goods increasing to 25% on Jan 1, we have ordered more of the goods we obtain from China for delivery prior to the end of the year. Extra inventory will give us time to react if the tariff rises again.

Highlights of the financial results:

Sales for the quarter increased 17% to $3.82 million, compared with $3.27 million for Q3 2017. The result is a loss of $145 thousand or $0.1 per share in the 2018 period, compared to a loss of $279 thousand or $0.02 per share, in 2017.

Working capital is excellent, including substantial cash on hand as well as a line of credit with BMO Harris Bank of Chicago. We are confident that we can execute our plans with our existing capital. The acquisition was funded with a loan from BMO Harris plus a convertible note to the seller and has not reduced our cash position.

The insurance recovery and site remediation costs from the Taber fire had a large effect on our results in 2017 and 2018 and this will continue into 2019. The final cash recovery in April 2018, any tax adjustments and the amounts received already will affect our GAAP financials until at least Q2 2019 - the period allowed by Canadian tax law before a final tax occurs on any profits from an insured event. It is highly probable that the deferred tax asset shown on our balance sheet will offset any tax owing on the insurance recovery.

The text of this speech will be  available  on our website by Tuesday,  November
20th  and  email  or  fax  copies  can  be   requested   from  Jason   Bloom  at
Jason@flexiblesolutions.com.


Thank you, the floor is open for questions.